As filed with the United States Securities and Exchange Commission on November 25, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TELA BIO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-5320061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Great Valley Parkway, Suite 24
Malvern, Pennsylvania 19355
(484) 320-2930
(Address, including zip code, of principal executive offices)

TELA BIO, INC. 2012 STOCK INCENTIVE PLAN, AS AMENDED
TELA BIO, INC. 2019 EQUITY INCENTIVE PLAN

TELA BIO, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Antony Koblish
President and Chief Executive Officer
TELA Bio, Inc.
1 Great Valley Parkway, Suite 24, Malvern, Pennsylvania 19355
(484) 320-2930
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey
Jennifer Porter
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103
(215) 981-4331

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	4,656,445	(2)	$11.52	(3)	$53,642,246.40	$6,962.76
Common stock, $0.001 par value per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	883,042	(4)	$13.00	(5)	$11,479,546.00	$1,490.05
Common stock, $0.001 par value per share, reserved for issuance pursuant to the 2012 Stock Incentive Plan	551,730	(6)	$6.07	(7)	$3,349,001.10	$434.70
Common stock, $0.001 par value per share, reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan	1,186,757	(8)	$11.52	(3)	$13,671,440.64	$1,774.55
Total	7,277,974		—		$82,142,234.14	$10,662.06

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of TELA Bio, Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2) Represents 4,656,445 shares of Common Stock authorized for issuance under the TELA Bio, Inc. 2019 Equity Incentive Plan (the “2019 Incentive Plan”), which number consists of (a) 332,025 shares of Common Stock (which represents 1,215,067 shares of Common Stock initially available for grant under the 2019 Incentive Plan minus 883,042 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2019 Incentive Plan) and (b) up to an additional 4,324,420 shares of Common Stock that may become issuable under the 2019 Incentive Plan pursuant to its terms.

(3) For purposes of computing the registration fee only.  Pursuant to Rule 457(c) and (h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2019 Incentive Plan and the TELA Bio, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP”) is based upon the average of the high and low prices of the Common Stock on November 19, 2019.

(4) Represents 883,042 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2019 Incentive Plan.

(5) For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2019 Incentive Plan.

(6) Represents 551,730 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the TELA Bio, Inc. 2012 Stock Incentive Plan, as amended (the “2012 Stock Incentive Plan”).  No further grants will be made under the 2012 Stock Incentive Plan.

(7) For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2012 Stock Incentive Plan.

(8) Represents 1,186,757 shares of Common Stock authorized for issuance under the 2019 ESPP, which number consists of (a) 107,887 shares of Common Stock initially available for future grants under the 2019 ESPP and (b) up to an additional 1,078,870 shares of Common Stock that may become issuable under the 2019 ESPP pursuant to its terms.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the 2012 Stock Incentive Plan, 2019 Incentive Plan and 2019 ESPP as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Exchange Act, with respect to item (b) below, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)           the Company’s prospectus filed with the Commission on November 8, 2019, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-234217) which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)           the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 7, 2019 (File No. 001-39130), together with any amendment thereto filed with the Commission for the purpose of updating such description; and

(c)           the Registrant’s Current Report on Form 8-K filed with the Commission on November 19, 2019.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished under Item 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items unless such form expressly provides to the contrary) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Company is governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Company’s second amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Company has entered or intends to enter into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers, or any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1

Fourth Amended and Restated Certificate of Incorporation of TELA Bio, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39130) filed on November 19, 2019)

4.2	Second Amended and Restated Bylaws of TELA Bio, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39130) filed on November 19, 2019)

4.3	Form of Certificate of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 29, 2019)

4.4	TELA Bio, Inc. 2012 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 15, 2019)

4.5

Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 15, 2019)

4.6

Second Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 15, 2019)

4.7

Third Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 15, 2019)

Exhibit Number	Description of Exhibit

4.8

Fourth Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 15, 2019)

4.9

Fifth Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 15, 2019)

4.10	TELA Bio, Inc. 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 29, 2019)

4.11	TELA Bio, Inc. 2019 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-234217) filed on October 29, 2019)

5.1*	Opinion of Pepper Hamilton LLP as to the legality of the securities being registered

23.1*	Consent of KPMG LLP, independent registered public accounting firm for TELA Bio, Inc.

23.2*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

   * Filed herewith.

Item 9.   Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern, Commonwealth of Pennsylvania, on this 25th day of November, 2019.

TELA BIO, INC.

By:	/s/ Antony Koblish
Antony Koblish
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Antony Koblish and Nora Brennan, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antony Koblish	President, Chief Executive Officer and Director	November 25, 2019
Antony Koblish	(Principal Executive Officer)

/s/ Nora Brennan	Chief Financial Officer	November 25, 2019
Nora Brennan	(Principal Financial and Accounting Officer)

/s/ Kurt Azarbarzin		November 25, 2019
Kurt Azarbarzin	Chairman, Board of Directors

/s/ Vince Burgess		November 25, 2019
Vince Burgess	Director

/s/ Ronald Ellis		November 25, 2019
Ronald Ellis	Director

/s/ Ashley Friedman		November 25, 2019
Ashley Friedman	Director

/s/ Federica O’Brien		November 25, 2019
Federica O’Brien	Director

/s/ Adele Oliva		November 25, 2019
Adele Oliva	Director

/s/ Matt Zuga		November 25, 2019
Matt Zuga	Director